EXHIBIT 19.1

INSIDER TRADING POLICY

(Amended February 10, 2026)

I.
INTRODUCTION

United States and Canadian securities laws (collectively, the “Securities Laws”) prohibit buying, selling or making other transfers of securities by persons who have knowledge of material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information (“MNPI”) from disclosing this information to others who trade. Trading while in possession of MNPI is often referred to as “insider trading.” This includes “tipping” or “recommending” as described below.

Who Is Subject to this Policy. International Battery Metals Ltd. (the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by all of its directors, officers, employees, contractors and consultants (together, “Company Personnel”) as well as their family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in Company securities (as defined below) are directed by them or are subject to their influence or control (collectively, “Family Members”), and corporations or other business entities controlled, influenced or managed by them or their Family Members, and trusts for which such persons are a trustee or in which they have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with Company Personnel and Family Members, “Insiders”). In addition, any person in a “special relationship”1 with the Company (“Special Relationship”), as defined under Canadian securities laws, is also subject to this Policy and the Securities Laws. Unless otherwise indicated, all references to “you” in this Policy should be read to include all of your Family Members and Controlled Entities.

Which Securities Are Subject to this Policy. This Policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities or related financial instrument of a security that the Company may issue from time to time, including but not limited to preferred stock and convertible debentures, debt securities, warrants, equity-based compensation awards, as well as derivative securities relating to the Company but that are not issued by the Company, such as exchange-traded put or call options, swaps relating to the Company’s securities or any other hedging or equity monetization transactions (collectively, “Company securities”). Similarly, this Policy applies to all securities, including common stock,

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1 For the purposes of this Policy, a person who is in Special Relationship with the Company includes (i) a person that is considering or proposing to make a takeover bid for the securities of the issuer, (ii) a person that is considering or proposing to (a) become a party to a reorganization, amalgamation, merger, arrangement or similar business combination with the issuer, or (b) to acquire a substantial portion of the property of the issuer, and (iii) has engaged in, is engaging in or is considering or proposing to engage in any business or professional activity with or on behalf of the issuer or with or on behalf of a person (i) or (ii).

options to purchase common stock or any other type of securities, that are issued by a Company Counterparty (as defined below), as well as any derivative securities that are relating to the Company Counterparty but that are not issued by such Company Counterparty, such as puts, calls or swaps.

Application of this Policy to Company Counterparties. The principles discussed in this Policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers, contract research, manufacturing, licensing or other collaboration partners, companies in which the Company has an investment, or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, collaboration arrangement, take-over, reorganization, amalgamation, merger, arrangement, material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”).

No Exceptions. The prohibition against trading while in possession of MNPI is absolute and unconditional. The Securities Laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.

Individual Responsibility. You are responsible for ensuring that you (as well as your Family Members and Controlled Entities) do not violate Securities Laws or this Policy. The Company has designed this Policy to promote compliance with the Securities Laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

Consequences for Violating Insider Trading Laws. Under U.S. securities laws, if you violate insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may be subject to criminal charges and may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the Securities and Exchange Commission (“SEC”) and stock exchanges are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Under Canadian securities laws, if the Company, an Insider or someone in a Special Relationship with the Company is found to violate insider trading laws, a person who has suffered losses due to a related transaction has the right to take legal action against the Company, the Insider or the person in the Special Relationship with the Company. The action can be taken for losses incurred from the time the violation occurred until the relevant material fact or change was publicly disclosed. If the court finds liability for such violation, the compensation owed to the plaintiff is the lesser of the plaintiff’s actual losses and an amount determined in accordance with regulations. In making such determination, the court must exclude any loss caused by market price changes unrelated to the material fact or change. Any persons found guilty of insider trading and tipping may also be subject to criminal penalties in

Canada, with such penalties including a ten-year prison sentence. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

Administrative Provisions. All Company Personnel will be required to certify their understanding of and intent to comply with this Policy by signing the Receipt and Acknowledgment attached hereto periodically. This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

I.
POLICIES AND PROCEDURES
A.
Trading Policy
1.
General Prohibition. You may not buy, sell, gift or otherwise transact in securities of the Company or a Company Counterparty when you are in possession of MNPI about that company.
2.
No Tipping or Recommending. You must not convey or inform MNPI about the Company or a Company Counterparty to anyone else, including family members. You also must not suggest, recommend or encourage that anyone purchase or sell any company’s securities while you are aware of MNPI about that company. Such practices also violate the Securities Laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed MNPI. This policy against “tipping” and “recommending” applies to information about the Company and its securities, as well as to information about Company Counterparties. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that MNPI is not disclosed to such persons. This policy does not restrict legitimate business communications on a “need to know” basis. MNPI, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company.
3.
No Short-Term or Speculative Trading. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling Company securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) other hedging or equity monetization transactions (such as “cashless” collars, forward sales, equity swaps and other similar arrangements). Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan, and the Company’s directors and Company Officers (as defined below) are prohibited from doing so.

4.
Applying the Trading Policy. As stated above, these restrictions also apply to your Family Members and Controlled Entities, as well as persons in a Special Relationship. For purposes of this Policy, references to “trading,” “transact” and “transactions” include, among other things:
•
purchases and/or sales of securities in public markets;
•
sales of securities obtained through the exercise of stock options or vesting of other equity awards granted by the Company;
•
making gifts of securities; and
•
using securities to secure a loan.

Transactions in mutual funds that are invested in Company or Company Counterparty securities are not transactions subject to this Policy as long as (a) the Insider does not control the investment decisions on individual stocks within the fund and (b) Company or Company Counterparty securities do not represent a substantial portion of the assets of the fund.

In addition, transactions pursuant to a Rule 10b5-1 Trading Plan (as defined below) are subject to certain exceptions and requirements set forth below.

Insiders should consult the General Counsel (“GC”)2 if they have any questions.

5.
Company Transactions. From time to time, the Company may engage in transactions in its own securities. When engaging in transactions in Company securities, it is the Company’s policy to comply with all applicable Securities Laws and regulations and provincial and state corporate laws. This includes consultation, as appropriate, with the CEO, CFO, GC and outside counsel, and, if required or advisable, approval by the Board of Directors or appropriate board committee.
B.
What is “Material Nonpublic Information”? When is Information “Public”?
1.
Material Information

Information is generally considered “material” if there is a likelihood a reasonable investor would consider such information important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. Under Canadian securities laws, material information refers to material facts and material changes and includes any information about the Company’s business and affairs that results or would reasonably be expected

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2 At any time when the Company does not have an active GC, the duties and responsibilities assigned to the GC under this Policy shall be fulfilled by the Chief Financial Officer (“CFO”). At any time when the Company does not have an active CFO, the duties and responsibilities assigned to the CFO under this Policy shall be fulfilled by the principal financial officer.

to result in a significant change in the market price or value of the Company’s securities.3 There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. The GC or other attorneys designated by the GC should be consulted and shall determine whether information is material, but, in general, any information that could reasonably be expected to affect the Company’s or a Company Counterparty’s stock price should be considered material. Depending on the circumstances, common examples of information that may be material include:

•
significant new product developments, innovations or discoveries (including new targets);
•
changes in corporate structure (including changes in share ownership and major reorganizations, amalgamations or mergers, take-over bids, issuer bids or insider bids);
•
changes in capital structure (including material modifications to rights of securityholders);
•
pending regulatory action or commencement of legal proceedings;
•
clinical data or significant interactions, filings, approval or rulings by a regulatory agency relating to the Company or a Company product;
•
changes in intellectual property status, including patent filings, issuances or potential interference and infringement proceedings;
•
changes in research or business strategies;
•
financial and operating results, estimates, forecasts and projections, including earnings, cash runway, revenue or similar financial information;
•
unpublished financial reports or projections, including knowledge of changes of research analyst views or ratings;
•
extraordinary borrowing or liquidity problems;
•
changes in control or sale of all or part of the Company’s business, including potential partnerships;

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3 A material change to the business or affairs of the Company is (i) a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of a security of the Company, or (ii) a decision to implement such change made by the directors or senior management of the Company. A material fact means, (i) when used in relation to a security issued or proposed to be issued, a fact that would reasonably be expected to have a significant effect on the market price or value of the security, and (ii) when used in relation to a derivative, a fact that would be reasonably expected to have a significant effect on the market price or value of, or obligations under, a derivative.

•
changes in directors, senior management or auditors;
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information about current, proposed or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
•
changes in dividend policies, the declaration of a stock split or the proposed or contemplated issuance, redemption or repurchase of securities;
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public or private debt or equity offerings;
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negotiations regarding an important license, distribution agreement, joint venture or collaboration agreement;
•
material defaults under agreements or actions by creditors, clients or suppliers relating to the Company’s credit rating;
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information about major contracts;
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gain or loss of a significant customer or supplier;
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significant product pricing or reimbursement changes;
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significant cybersecurity incidents, events or risks that affect the Company or third-party providers that support the Company’s business operations, including computer system or network compromises, viruses or other destructive software, and data breach incidents that may disclose personal, business or other confidential information;
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product recalls;
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impending financial problems such as impending bankruptcy or liquidity problems;
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the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, public health emergency or breakdown of labor negotiations;
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major environmental incidents;
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institution of, or developments in, major actual or threatened litigation, investigations, or regulatory actions or proceedings;
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information about Company affiliates and Company Counterparties; and
•
the imposition of a trading “blackout” by the Company on transactions in Company securities or the securities of a Company Counterparty.

Federal and stock exchange investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of MNPI is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the MNPI. If you have questions regarding specific transactions, please contact the GC.

2.
Nonpublic Information

Nonpublic information is information that is not generally known by or available to the public. We consider information to be available to the public only when:

•
it has been released to the public by the Company through appropriate channels (e.g., by means of a press release distributed through a widely circulated news or wire service, a filing with the SEC or BC Securities Commission or a widely disseminated statement from a senior officer); and
•
enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following the time of public disclosure.

The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “generally available to the public” even when the information is accurate.

C.
Unauthorized Disclosure; Prohibition on Certain Public Speaking

All Company Personnel must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with Securities Laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose it to others, such as Family Members, other relatives or business or social acquaintances.

In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, United States and Canadian criminal authorities and the SEC have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Regulation FD Policy. If you receive inquiries of this nature, refer them to the CFO.

D.
When and How to Trade Company Stock
1.
Overview

Directors, officers, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the Securities Act, R.S.B.C. 1996, c. 418 (such officers, “Company Officers”, and together with directors, “Company Persons”), and all other employees, and certain contractors and consultants who are so designated by the GC from time to time (such designated contractors and consultants, together with Company Persons and all other employees, and each of their respective Family Members and Controlled Entities, “Restricted Persons”), are for purposes of this Policy required to comply with the restrictions covered below. Even if you are not a Restricted Person, however, following the procedures listed below may assist you in complying with this Policy.

2.
Quarterly Blackout Periods and Trading Windows

The Company imposes a blackout period in connection with its quarterly release of financial information, during which time Insiders are not permitted to transact with respect to the Company’s securities (subject to the exceptions set forth in Section II.D.4 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.E). Unless otherwise determined and communicated by the Company for a particular quarter, the quarterly blackout period will begin three days before the end of each fiscal quarter and end at the close of business on the second trading day following the date the Company’s earnings results are publicly disclosed. For example, if the Company publicly releases earnings results at the open of market on a Friday, then trading in the Company’s securities may commence at the open of market on the following Tuesday.

As a result, Insiders may trade in Company securities only from the date that is two full trading days after an earnings release to the close of business on the date that is three days prior to the end of each quarter (such period, the “Trading Window”). However, even if a Trading Window is open, you may not trade in Company securities if you are aware of MNPI about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Trading Window is open. Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before the Trading Window closes.

3.
Special Blackout Periods

From time to time, due to certain developments (such as a significant event or transaction) during which there may exist MNPI about the Company or a Company Counterparty, the Company may implement special blackout periods during which the Company may notify particular individuals that they should not transact in Company securities or the securities of a Company Counterparty, as applicable (subject to the exceptions set forth in Section II.D.4 or pursuant to an approved Rule 10b5-1 Trading Plan pursuant to Section II.E). If you are subject to a special blackout period, you should not trade in the applicable company’s securities during such time and you should not disclose to others the fact that you are prohibited from trading, as the existence of a special blackout period may, itself, be deemed MNPI. These special blackout periods, which may vary in length, will be determined by the GC and be communicated to the appropriate personnel via e-mail. Termination of a blackout period will also be communicated to the appropriate personnel via e-mail.

However, it is not the Company’s policy to impose special blackout periods every time that MNPI exists or every time that an Insider may be in the possession of MNPI. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them while a blackout period is not in place. Generally, all pending purchase and sale orders regarding Company securities must be executed or cancelled before a special blackout period is implemented so as to avoid any transactions during such period.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan (as discussed below).

4.
Pre-clearance

The Company requires all Restricted Persons to contact the GC in advance of effecting any purchase, sale, gift or other trading of Company securities and to obtain prior approval of the transaction, other than transactions made under an approved Rule 10b5-1 Trading Plan pursuant to Section II.E below. All requests must be submitted to the GC at least two business days (or such shorter period as the GC may determine) in advance of the proposed transaction.4 This pre-clearance policy applies to Restricted Persons even if they are initiating a transaction while a blackout period is not in place. Pre-clearance requests must be submitted and approved by the GC using the attached form (See, Appendix B: Pre-Clearance Request.)

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained but regardless may not be executed if you acquire MNPI concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the GC will grant any or all pre-clearance requests and there shall be no obligation to inform a Restricted Person of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to the pre-clearance and other restrictions set forth in Section II.E and Appendix A, “Guidelines for Rule 10b5-1 Trading Plans” below.

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4 Transactions by the GC (or the GC’s Family Members and Controlled Entities) are required to be approved in advance by the Chief Executive Officer (“CEO”) or CFO.

5.
Exceptions

The restrictions contained in this Policy shall not apply to:

•
the exercise of Company stock options if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent);
•
the vesting of Company stock options, restricted stock, restricted stock units or other equity incentive awards according to their terms;
•
the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;
•
purchases of shares through the Company’s Employee Stock Purchase Plan in accordance with your pre-established participation elections;
•
transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage account that you control);
•
sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable Securities Laws; or
•
any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable Securities Laws and state and provincial laws.

To the extent applicable and such elections are permitted, your elections regarding (1) participation in “net exercise” transactions or (2) participation in or an increase in contributions to the Company’s Employee Stock Purchase Plan, in each case including changes from any defaults established by the Company, may only be made when you are not subject to a blackout period and are not in possession of MNPI.

E.
Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan is a written trading plan between you and your broker and must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, such Rule 10b5-1 Trading Plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. A Rule 10b5-1 Trading Plan must be established at a time when you are not aware of any MNPI and must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. Under this Policy, the adoption, amendment, modification or termination of a Rule 10b5-1 Trading Plan must meet the requirements set forth in Appendix A, “Guidelines for Rule 10b5-1 Trading Plans,” including applicable pre-clearance procedures.

Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a Rule 10b5-1 Trading Plan (or a transaction that is intended to constitute a “non-Rule 10b5-1 trading arrangement” within the meaning of SEC rules).

F.
Reporting Insiders

Certain Insiders of the Company are subject to Canadian securities laws reporting obligations (“Reporting Insiders”). The GC will notify persons when they become Reporting Insiders.

Under Canadian securities law, a person or company who becomes a Reporting Insider must file an (a) initial insider report within ten days of the date of becoming a Reporting Insider, and (b) insider report within five days of the date of any change to such Reporting Insider’s direct or indirect beneficial ownership of, or control or direction over, securities of the Company or any related financial instrument of the Company.

Insiders are personally responsible for filing accurate and timely insider reports in the System for Electronic Disclosure by Insiders (“SEDI”). Insiders are required to provide a copy of all insider reports to the GC of the Company concurrent with their filing with regulatory authorities.

Insiders of the Company are also required to promptly update their profile on SEDI following any change of name, address, relationship with the Company or other change in personal information.

G.
Noncompliance

Anyone subject to this Policy who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

H.
Post-Termination Transactions

This Policy, other than the pre-clearance provisions, will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of MNPI or until that information has been publicly disclosed or is no longer material.

Questions about this Policy should be directed to the GC.

[RECEIPT AND ACKNOWLEDGMENT]

RECEIPT AND ACKNOWLEDGMENT

I, ______________________________, hereby acknowledge that I have received and read a copy of the International Battery Metals Ltd. Insider Trading Policy (this “Policy”). I agree to comply with this Policy and certify that I will communicate with all members of my household to inform them of the obligations in this Policy that apply to them. I understand that violation of Securities Laws, including SEC regulations, may subject me to severe civil and/or criminal penalties, and that violation of this Policy may subject me to discipline by International Battery Metals Ltd. up to and including termination for cause.

Signature	Date

APPENDIX A

International Battery Metals Ltd. Guidelines for Rule 10b5-1 Trading Plans

As discussed in the Policy, Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5-1, including the guidelines set forth below. These guidelines generally do not apply to any transactions that are intended to constitute “non-Rule 10b5-1 trading arrangements” within the meaning of SEC rules. Capitalized terms used in these guidelines without definition have the meaning set forth in the Policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The GC will interpret and administer these guidelines for compliance with Rule 10b5-1 and the Policy. No personal legal or financial advice is being provided by the GC or other members of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plans and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Trading Plan. Note that for any Company Persons, the Company is required to disclose the material terms of his or her (and any Family Members’ and Controlled Entities’) Rule 10b5-1 Trading Plan, other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted or terminated or modified (as described below).

1.
Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC (or, in the case of the GC, by the CEO or CFO) at least five trading days prior to the entry into the plan in accordance with the procedures set forth in the Policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.
2.
Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time:
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when you are not aware of any MNPI; and
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when you are not subject to a blackout period.
3.
Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed and either:
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specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•
provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•
delegate decision-making authority with regard to these transactions to a broker or other agent without any MNPI about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

A-1

4.
No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.
5.
Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.
6.
Certifications for Company Persons. Company Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any MNPI about the Company or the Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Exchange Act.
7.
Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:
•
For Company Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.
•
For other Insiders, 30 days after adoption of the Rule 10b5-1 Trading Plan.
8.
No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult with the GC for any questions regarding overlapping Rule 10b5-1 Trading Plans.
9.
Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with the pre-clearance procedures set forth in the Policy and these guidelines, and any

Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the GC in accordance with the pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the GC will not approve the termination of a Rule 10b5-1 Trading Plan unless:

•
you are not aware of any MNPI; and
•
when you are not subject to a blackout period.

APPENDIX B INTERNATIONAL BATTERY METALS

INSIDER TRADING POLICY PRE-CLEARANCE REQUEST

To the General Counsel:

I hereby notify you of my intent to trade in securities. The amount and nature of the proposed trade is as follows:

▪
Stock option exercise- Exercise Price $ /share (Not sale price)
▪
Purchase in the open market shares/ $ amount of Company Common stock.
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Sell in the open market shares of Company common stock currently held at broker. Broker contact information:
▪
Gift shares of Company stock to .

All individuals must complete the following:

I am not currently in possession of any material non-public information relating to International Battery Metals, Ltd., and its subsidiaries. I hereby certify that the statements made on this form are true and correct.

I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding International Battery Metals, Ltd., arises and, in the reasonable judgment of International Battery Metals, Ltd., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material, non-public information.

Signature: ________________ Date: ________________

Print Name: ________________

To Be Completed by General Counsel

Request approved: ________________ Request denied: ________________ Signature: ________________ Date: ________________

Print Name: ________________